EX 99.28(m)(1)(ii)

Amendment to

JNL Investors Series Trust

Amended and Restated Distribution Plan

This Amendment is made by JNL Investors Series Trust, a Massachusetts business trust (the “Trust”) to its Distribution Plan (the “Plan”).

Whereas, the Plan was adopted on July 1, 2017 by the Trust on behalf of the funds listed on Schedule A to the Plan, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

Whereas, the Board of Trustees of the Trust has approved the following changes (collectively, the “Changes”), effective September 25, 2017:

1)	An increase in the 12b-1 fee payable by the JNL/PPM America Low Duration Bond Fund, for Class A, from 0.20% to 0.30%.

2)	The addition of Class I for the JNL/PPM America Low Duration Bond Fund.

3)	The addition of the JNL Government Money Market Fund for Class I to the Plan.

Whereas, pursuant to the approval of the Changes, as outlined above, the Trust has agreed to amend Schedule A of the Plan, effective September 25, 2017, to:

1)	Update the 12b-1 fee payable by the JNL/PPM America Low Duration Bond Fund, for Class A, from 0.20% to 0.30%.

2)	Add a Class I reference for the JNL/PPM America Low Duration Bond Fund.

3)	Add the JNL Government Money Market Fund with a Class I reference with “None” designated as the Class I fee for the JNL Government Money Market Fund.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust agrees to amend the Plan as follows:

1)	Schedule A to the Plan is hereby deleted and replaced in its entirety with Schedule A, dated September 25, 2017, attached hereto.

2)	Except as specifically amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Trust has caused this Amendment to be executed and effective as of September 25, 2017.

JNL Investors Series Trust

By:	/s/ Kristen K. Leeman
Name:	Kristen K. Leeman
Title:	Assistant Secretary

Schedule A
Dated September 25, 2017

Fund	Class	Maximum 12b-1 FEE[1]
JNL/PPM America Low Duration Bond Fund	Class A Class I	0.30% None
JNL Government Money Market Fund	Class I	None

1 As a percentage of the average daily net assets attributable to the specified class of shares.

A-1